Exhibit 99.2

Proto Labs, Inc.

Stock Ownership Guidelines

(Effective November 12, 2014)

Purpose

The Board of Directors of Proto Labs, Inc. (the “Company”) has adopted these stock ownership guidelines because it believes that it is in the best interest of the Company and its shareholders for executive officers of the Company to have a significant equity interest in the Company in order to align their financial interests with those of the Company’s shareholders.

Applicability

These guidelines are applicable to all executive officers of the Company (“Covered Individuals”).

Minimum Ownership Guidelines

Each Covered Individual is expected to own shares of the Company’s common stock with a value at least equal to the amount shown in the following schedule:

Leadership Position	Value of Shares
CEO	3x annual base salary
Other Executive Officers	1x annual base salary

Determining Share Ownership

Shares to be counted for purposes of the ownership guidelines will be fully-vested outstanding shares of which the Covered Individual is deemed to be the “beneficial owner” for purposes of Section 16 under the Securities Exchange Act. The following shares will not be counted toward satisfaction of these ownership guidelines: (i) shares subject to a compensatory equity-based award of any kind that has not yet vested; and (ii) shares subject to an option or stock appreciation right that has not yet been exercised.

Valuation Methodology

The value of the shareholdings of a Covered Individual is based on the greater of (i) the closing price of a share of the Company’s common stock as of the most recent fiscal year end, or (ii) the “acquisition value” of the shares. For these purposes, the “acquisition value” of a share is its purchase price if acquired in a market or other arms-length transaction, or its fair market value at the time (x) the receipt of the share was taxable to the Covered Individual, or (y) the share was received in a gift transaction.

Achieving Compliance

A Covered Individual has five years from the date he or she becomes subject to these ownership guidelines to achieve compliance with the ownership guidelines. Until a Covered Individual has achieved compliance with these ownership guidelines, the Covered Individual must retain 100% of the “net profit shares” resulting from any option exercise or from the exercise, vesting or settlement of any other form of equity-based compensation award. For these purposes, “net profit shares” refers to that portion of the number of shares subject to the exercise, vesting or settlement of an award that the Covered Individual would receive had he or she authorized the Company to withhold shares otherwise deliverable in order to satisfy any applicable exercise price or withholding taxes.

Administration

The Compensation Committee of the Board shall be responsible for monitoring the application of these stock ownership guidelines. In its discretion, the Compensation Committee may withhold or reduce future awards of equity-based compensation to any Covered Individual who fails to comply with the ownership guidelines, including the retention requirement described above.